Filed Pursuant to Rule 424(b)(2)
                                                  Registration No. 33-60939


  PRICING SUPPLEMENT NO. 5 DATED JULY 23, 1997
  (To Prospectus dated July 28, 1995 and
  U.S. Prospectus Supplement dated August 4, 1995)

                              U.S.$584,662,000


                           McDONALD'S CORPORATION

                         Medium-Term Notes, Series E
                             (Fixed Rate Notes)
             Due from Nine Months to 60 Years from Date of Issue


     The following description of the terms of the Notes offered hereby supplements, and to the extent
      inconsistent therewith replaces, the descriptions included in the
                               Prospectus and
  Prospectus Supplement referred to above, to which descriptions reference is hereby made.

  Principal Amount:        U.S.$150,000,000

  Issue Price:             99.927% of the principal amount of the Notes

  Original Issue Date:     July 29, 1997

  Stated Maturity:         August 1, 2007

  Interest Rate:           6.50% per annum

  Interest Payment Dates:  February 1 and August 1 of each year, commencing
                           February 1, 1998
     (Applicable only if other than February 15 and August 15 of each year)

  Regular Record Dates:    January 15 and July 15 of each year
     (Applicable only if other than February 1 and August 1 of each year)

  Form:                    /X/ Book-Entry / / Certificated

  Specified Currency: U.S. dollars
     (If other than U.S. dollars, see attachment hereto)

  Option to Receive Payments in Specified Currency: / / Yes  / / No
     (Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

  Authorized Denominations:     U.S.$1,000 minimum
     (Applicable only if other than U.S.$100,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

  Method of Payment of Principal:
     (Applicable only if other than immediately available funds)

  Optional Redemption:     /X/  The Notes cannot be redeemed prior to
                                Stated Maturity.

                           / /  The Notes can be redeemed prior to Stated
                                Maturity.

     Optional Redemption Dates:

     Redemption Prices:

     / / The Redemption Price shall initially be         % of the
  principal amount of the Note to be redeemed and shall decline at each
  anniversary of the initial Optional Redemption Date by        % of the
  principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

     / / Other:

  Sinking Fund:            /X/  The Notes are not subject to a Sinking
                                Fund.

                           / /  The Notes are subject to a Sinking Fund.

     Sinking Fund Dates:

     Sinking Fund Amounts:

  Amortizing Note:         / / Yes    /X/ No

     Amortization Schedule:

  Optional Repayment:      / / Yes    /X/ No

     Optional Repayment Dates:

     Optional Repayment Prices:

  Original Issue Discount Note:   / / Yes   /X/ No

     Total Amount of OID:

     Yield to Stated Maturity:

     Initial Accrual Period OID:

  Calculation Agent (if other than Principal Paying Agent):

  Agent's discount or commission:    .650% of the principal amount of the
  Notes

  Net proceeds to Company (if sale to Agent as principal): 99.277% of the principal amount of the Notes

  Agent's Capacity:        / / Agent    /X/ Principal

  Agents:                  Salomon Brothers Inc
                           Merrill Lynch & Co.
                           Goldman, Sachs & Co.
                           J.P. Morgan & Co.
                           Morgan Stanley Dean Witter

  CUSIP:                   580 13 MDD 3

  Plan of Distribution:    Salomon Brothers Inc is acting as a
  representative of the Agents listed above, each of which has severally agreed to purchase the principal amount of the Notes set forth opposite its name:

       Salomon Brothers Inc                    $30,000,000
       Merrill Lynch & Co.                      30,000,000
       Goldman, Sachs & Co.                     30,000,000
       J. P. Morgan Securities Inc.             30,000,000
       Morgan Stanley & Co. Incorporated        30,000,000
                                               -----------
                                               $150,000,00
                                               -----------
                                               -----------

       Notwithstanding the above, Salomon Brothers Inc has agreed to purchase or cause to be purchased any Note which any defaulting Agent or Agents have agreed but failed or refused to purchase.